UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

GALAXY NUTRITIONAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15345	25-1391475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 955 T.G. Lee Blvd, Suite 201

 Orlando, Florida 32822

(Address of Principal Executive Offices) (Zip Code)

(407) 855-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2007, Galaxy adopted a Stay Bonus, Severance Bonus and Sales Bonus Plan (the “Plan”) to provide incentives and protections to certain key executives and directors in connection with a possible sale of Galaxy. The Plan provides for a stay bonus pool up to $475,000 to be paid following Galaxy’s receipt of a definitive purchase offer (as defined in the Plan) upon the earlier of the consummation of a sale of Galaxy pursuant to such purchase offer or the termination of the purchase offer (other than as a result of a breach by Galaxy). The stay bonus pool is to be paid $125,000 to David H. Lipka (our Chairman) and $100,000 to Michael E. Broll (our Chief Executive Officer). The remaining $250,000 of the stay bonus pool is currently unallocated and may be granted to other key executives at the discretion of Messrs Lipka and Broll. The Plan also provides for a severance bonus of $125,000 to be paid to David H. Lipka and $100,000 to be paid to Michael E. Broll in the event their positions are terminated other than for Cause (as defined in the Plan) or they resign within one year after the consummation of a sale of Galaxy. Finally, the Plan provides for a sales bonus pool to be determined based on a range of selling prices. The sales bonus pool will range from a minimum of $250,000 if the sale is in excess of a specified minimum sales target and will increase up to a maximum of 1.8% of the total sales price. The sales bonus pool will be allocated 55.5% to David H. Lipka and 44.5% to Michael E. Broll upon the consummation of a sale of Galaxy. The Plan was approved unanimously by the Board of Directors and separately by the two independent members of the Board.

In addition, on the same date, the Company entered into a third amendment to the Employment Agreement with Michael E. Broll, its Chief Executive Officer. The primary affect of the amendment was to grant Mr. Broll the right to resign his position following a “Sale of the Corporation” (as defined) and receive an amount equal to one year of his base salary (as in effect before the Sale). This amount would be payable at Galaxy’s option in a lump sum or over a period of one year. The Board of Directors unanimously approved the amendment to the Employment Agreement, with Mr. Broll abstaining from the vote.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2007	Galaxy Nutritional Foods, Inc.

	By:	/s/ Michael E. Broll
Michael E. Broll
Chief Executive Officer

2